Exhibit 99.1

          Cognex Corporation Reports Third Quarter Results;

                   Machine Vision Company Announces
           Significant Increases in Both Revenue and Profit


    NATICK, Mass.--(BUSINESS WIRE)--Oct. 14, 2003--

                        Overview of the Quarter

    Cognex Corporation (NASDAQ: CGNX) today announced revenue for the third quarter ended September 28, 2003 of $38,704,000, and net income of $5,138,000, or $0.11 per diluted share. These results compare favorably with both the comparable quarter in 2002 and with the prior quarter in 2003, as shown in the table below:

                                                         Earnings per
          Time Period             Revenue    Net Income  Diluted Share

Current quarter: Q3-03          $38,704,000   $5,138,000     $0.11
Prior year's quarter: Q3-02     $31,827,000     $781,000     $0.02
Increase from Q3-02 to Q3-03             22%         558%      450%
Prior quarter: Q2-03            $36,622,000   $3,306,000     $0.08
Increase from Q2-03 to Q3-03              6%          55%       38%


    Revenue for the nine months ended September 28, 2003 was $108,214,000, a 35% increase over the $80,278,000 reported for the same nine-month period a year ago. And, for the first nine months of 2003, Cognex reported net income of $10,237,000, or $0.23 per diluted share, compared to a net loss of $6,451,000, or $0.15 per diluted share, for the comparable period in 2002.
    "I am happy to report that in the third quarter, both revenue and profits increased year-on-year and sequentially," said Dr. Robert J. Shillman, Cognex's Chief Executive Officer and Chairman. "This is the second quarter in a row that we reported favorable comparisons, and we currently expect this positive trend to continue for our results in Q4-03 as well. Although spending on capital equipment by manufacturing companies remains tight, business continues to improve each quarter. Irrespective of the pace of recovery, we intend to continue to use our exceptionally strong balance sheet to pursue growth opportunities, including acquisitions."

    Details of the Quarter

    Statement of Operations Highlights - Third Quarter of 2003

    -- Revenue for the third quarter of 2003 increased 22% over the comparable quarter in 2002 and 6% on a sequential basis. The year-on-year increase is due to higher sales to Original Equipment Manufacturer (OEM) customers in the semiconductor and electronics industries as well as to end-user customers across a variety of industries. The sequential increase is primarily due to higher sales to OEM customers in the semiconductor industry.

    -- Gross margin was 66% in the third quarter of 2003 compared to 65% in the comparable quarter in 2002 and 67% in the prior quarter. Cost of revenue for the second and third quarters of 2003 as well as the third quarter of 2002 includes a benefit of $569,000, $296,000 and $1,156,000, respectively, relating to an inventory reserve recorded in the fourth quarter of 2001. Excluding this benefit, gross margin would have been 65% in the third quarter of 2003, 62% in the third quarter in 2002, and 66% in the prior quarter. The increase in gross margin year-on-year is primarily due to the higher sales volume. The decline in gross margin on a sequential basis is due to pricing discounts given to certain customers as well as lower service revenue resulting from the timing of educational classes and consulting projects.

    -- Research, Development & Engineering (R, D & E) spending in the third quarter of 2003 decreased 7% from the comparable quarter in 2002. This decrease is primarily due to cost-cutting measures implemented by the company, including the workforce reduction announced by Cognex on August 1, 2002. R, D & E spending was essentially flat on a sequential basis.

    -- Selling, General & Administrative (S, G & A) spending in the third quarter of 2003 decreased 12% from the comparable quarter in 2002 primarily due to the company's cost-cutting measures. On a sequential basis, S, G & A spending was essentially flat with the prior quarter.

    -- Investment and other income was $1,145,000 in the third quarter of 2003 compared to $2,626,000 in the comparable quarter of 2002 and $1,615,000 in the prior quarter. The decrease year-on-year is primarily due to lower yields on investments. On a sequential basis, the decrease in investment and other income is due to losses realized in the third quarter as compared to gains in the second quarter.

    -- The foreign currency gain was $828,000 in the third quarter of 2003 as compared to a gain of $109,000 in the comparable quarter of 2002 and a loss of $1,164,000 in the prior quarter. The company recognizes foreign currency gains and losses on the collection and translation of accounts receivable balances that are reported in one currency and collected in another.

    Balance Sheet Highlights - September 28, 2003

    -- Cognex's financial position remains very strong at September 28, 2003, with nearly $300,000,000 in cash and investments and no debt. Cash and investments increased over $22,000,000 from the end of 2002. This increase is the net result of positive cash flow from operations and cash received from the exercise of employee stock options, less the payment of approximately $7,600,000 in the second quarter to acquire the Siemens Dematic AG's wafer identification business as well as the payment of approximately $2,600,000 in the third quarter for the company's first-ever dividend.

    -- Days sales outstanding (DSO) for the third quarter of 2003 was 66 days, compared to 62 days in the prior quarter. DSO remains within the company's targeted range.

    -- Inventories at September 28, 2003 decreased 20% from the end of 2002, as inventory turns improved in the third quarter to a rate equivalent to 3.4 times per year from 2.4 times per year in the fourth quarter of 2002.

    Business Trends and Financial Outlook

    -- In the third quarter of 2003, bookings declined 4% on a sequential basis and the company's book-to-bill ratio was slightly below 1.0. This decrease was primarily due to the timing of orders received by the company's Surface Inspection Systems Division, which had record bookings in the first half of 2003. Cognex expects revenue for the fourth quarter of 2003 to be between $39 million and $42 million. At that revenue level, gross margin is expected to be in the mid-60% range. Operating expenses (R, D & E and S, G & A) for the fourth quarter are expected to remain essentially flat on a sequential basis. The effective tax rate for the fourth quarter of 2003 is expected to be 31%. And, as a result of the above, earnings for the fourth quarter are expected to be between $0.11 and $0.14 per diluted share, excluding any benefit from the sale of previously reserved inventory.

    Analyst Conference Call and Simultaneous Webcast

    Cognex Corporation will host a conference call to discuss its results for the third quarter of 2003, as well as its financial outlook, today at 5:30 p.m. eastern time. The telephone number for the live call is 888-855-5428 (or 719-457-2665 if outside the United States). A replay will begin tonight at 9:30 p.m. eastern time and will end at midnight on Friday, October 17, 2003. The telephone number for the replay is 888-203-1112 (or 719-457-0820 if outside the United States). The access code for both the live call and the replay is 753785.
    Internet users can listen to a real-time audio broadcast of the conference call as well as an archive of the call on Cognex's website at http://www.cognex.com/investor/default.asp.

    About Cognex Corporation

    Cognex Corporation designs, develops, manufacturers, and markets machine vision systems, or computers that can "see". Cognex is the world's leader in the machine vision industry, having shipped to date more than 175,000 machine vision systems, representing over $1.4 billion in cumulative revenue, since the company's founding in 1981. Cognex's Modular Vision Systems Division, headquartered in Natick, Massachusetts, specializes in machine vision systems which are used for automating the manufacture of a wide range of discrete items and for assuring their quality. Cognex's Surface Inspection Systems Division, headquartered in Alameda, California, specializes in machine vision systems which are used for inspecting the surfaces of products that are manufactured in a continuous fashion, such as metals, paper, nonwovens and plastics. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices located throughout North America, Japan, Europe, and Southeast Asia. Visit Cognex on-line at http://www.cognex.com/.
    Forward-Looking Statement

    Certain statements made in this press release and its attachments, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "believes," "projects," "anticipates," "will" and similar words. These forward-looking statements, which include statements regarding business trends and the company's financial outlook, involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the effect of the general economic slowdown, including the worldwide slowdown in capital spending, and the uncertainty of the timing and rate of recovery; (2) the cyclicality of the semiconductor and electronics industry; (3) the company's continued ability to achieve significant international revenue; (4) the loss of, or significant curtailment of purchases by, any one or more principal customers; (5) the inability to achieve expected results from acquisitions; (6) the inability to design and manufacture new products or products which respond to competitive technology; and (7) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2002. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.


                          COGNEX CORPORATION
                       Statements of Operations
               (In thousands, except per share amounts)

                           Three Months Ended       Nine Months Ended
                      Sept. 28, June 29, Sept. 29, Sept. 28, Sept. 29,
                          2003     2003      2002      2003      2002
                               (unaudited)              (unaudited)

Revenue                $38,704  $36,622   $31,827  $108,214   $80,278

Cost of revenue         13,190   11,999    11,065    36,905    28,858

Gross margin            25,514   24,623    20,762    71,309    51,420
     Percentage of
      revenue               66%      67%       65%       66%       64%

Research, development,
 and engineering
 expenses                6,246    6,263     6,714    18,492    19,564
     Percentage of
      revenue               16%      17%       21%       17%       24%

Selling, general, and
 administrative
 expenses               13,761   13,949    15,551    40,954    42,973
     Percentage of
      revenue               36%      38%       49%       38%       54%

Operating income (loss)  5,507    4,411    (1,503)   11,863   (11,117)
     Percentage of
      revenue               14%      12%      (5%)       11%     (14%)

Foreign currency gain
 (loss)                    828   (1,164)      109      (963)      273

Investment and other
 income                  1,145    1,615     2,626     4,054     1,224

Income (loss) before
 taxes                   7,480    4,862     1,232    14,954    (9,620)

Income tax provision
 (benefit)               2,342    1,556       451     4,717    (3,169)

Net income (loss)       $5,138   $3,306      $781   $10,237   $(6,451)
     Percentage of
      revenue               13%       9%        2%        9%      (8%)

Net income (loss) per
 diluted common and
 common equivalent
 share                   $0.11    $0.08     $0.02     $0.23    $(0.15)

Diluted weighted-average
 common and common
 equivalent shares
 outstanding            44,890   43,678    43,751    44,120    43,817


                          COGNEX CORPORATION
                            Balance Sheets
                            (In thousands)

                                           September 28, December 31,
                                                2003         2002
                                            (unaudited)

Assets

Cash and investments                           $298,371     $275,985
Accounts receivable                              28,899       18,981
Inventories                                      15,152       18,952
Property, plant, and equipment                   25,083       27,405
Other assets                                     55,130       44,180
Total assets                                   $422,635     $385,503

Liabilities and Stockholders' Equity

Current liabilities                             $42,546      $30,983
Stockholders' equity                            380,089      354,520
Total liabilities and stockholders' equity     $422,635     $385,503


                          COGNEX CORPORATION
                    Additional Information Schedule
                        (Dollars in thousands)

                           Three Months Ended       Nine Months Ended
                      Sept. 28, June 29, Sept. 29, Sept. 28, Sept. 29,
                          2003     2003      2002      2003      2002
                               (unaudited)              (unaudited)

Revenue                $38,704  $36,622   $31,827  $108,214   $80,278

Revenue by division:
  Modular Vision
   Systems Division         82%      80%       79%       81%       78%
  Surface Inspection
   Systems Division         18%      20%       21%       19%       22%
  Total                    100%     100%      100%      100%      100%

Revenue by customer type:
  End user                  60%      65%       67%       62%       70%
  Original equipment
   manufacturer             40%      35%       33%       38%       30%
  Total                    100%     100%      100%      100%      100%

Revenue by geography:
  Japan                     35%      35%       32%       35%       27%
  United States             35%      32%       38%       33%       42%
  Europe                    24%      25%       24%       24%       26%
  Other                      6%       8%        6%        8%        5%
  Total                    100%     100%      100%      100%      100%

Revenue by industry:
  Semiconductor             26%      22%       25%       24%       23%
  Electronics               23%      23%       19%       24%       18%
  Surface inspection        18%      20%       21%       19%       22%
  Automotive                11%      12%       12%       12%       11%
  Consumer products          2%       2%        4%        2%        4%
  Packaging                  1%       2%        4%        2%        4%
  Other                     19%      19%       15%       17%       18%
  Total                    100%     100%      100%      100%      100%

Revenue by product:
  PC-based vision
   systems                  46%      43%       44%       45%       41%
  Vision sensors            29%      27%       26%       27%       25%
  Surface inspection
   vision systems           13%      16%       16%       14%       17%
  Service                   12%      14%       14%       14%       17%
  Total                    100%     100%      100%      100%      100%

Number of new customer accounts:
  End user                 226      219       230       655       727
  Original equipment
   manufacturer             30       23        26        89        84
  Total                    256      242       256       744       811



    CONTACT: Cognex Corporation
             Susan Conway, 508-650-3353